EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE FISCAL YEAR 2012 RESULTS

Second Quarter Revenues Increase 7% and Adjusted EBITDA Increases 10% over the Prior Year Second Quarter
YTD Revenues Increase 14% and Adjusted EBITDA Increases 21% Year-over-Year

PASADENA, CA – February 10, 2012 – General Finance Corporation (NASDAQ: GFN), a holding company that acquires, operates and enhances value for businesses in the mobile storage container and modular space industries, today announced its consolidated financial results for the second quarter ended December 31, 2011. The consolidated results include majority-owned Royal Wolf Holdings Limited (“Royal Wolf”), the leading provider of portable storage solutions in the Asia-Pacific regions of Australia and New Zealand, and wholly-owned Pac-Van, Inc., (“Pac-Van”) a prominent regional provider of portable storage and office containers, mobile offices and modular buildings in the United States.

Second Quarter 2012 Highlights
•	Total revenues were $48.1 million, an increase of 7% over the second quarter of fiscal year 2011.
•	Leasing revenues comprised 52% of total revenues versus 51% for the second quarter of fiscal year 2011.
•	Adjusted EBITDA was $10.3 million, an increase of 10% over the second quarter of fiscal year 2011.
•
Net income attributable to common shareholders was $0.1 million, or $0.00 per share, compared to net income attributable to common shareholders of $0.7 million, or $0.03 per share, for the second quarter of fiscal year 2011.

•	Total lease fleet increased by 10% to 45,277 units at quarter end from 41,346 units at June 30, 2011.
•	Average fleet utilization at Royal Wolf was 87% for both quarters in fiscal years 2011 and 2012.
•	Average fleet utilization at Pac-Van was 78%, an increase from 73% in the second quarter of fiscal year 2011.

YTD 2012 Highlights
•	Total revenues were $100.9 million, an increase of 14% over the first six months of fiscal year 2011.
•	Leasing revenues comprised 49% of total revenues versus 48% for the first six months of fiscal year 2011.
•	Adjusted EBITDA was $21.7 million, an increase of 21% over the first six months of fiscal year 2011.
•
Net income attributable to common shareholders was $1.1 million, or $0.05 per share, compared to net income attributable to common shareholders of $1.3 million, or $0.06 per share, for the first six months of fiscal year 2011.

General Finance Corporation

•	Average fleet utilization at Royal Wolf was 86% versus 84% for the first six months of fiscal year 2011.
•	Average fleet utilization at Pac-Van was 77% versus 73% for the first six months of fiscal year 2011.

Management Commentary

“We saw continued momentum in the second quarter of fiscal year 2012 and are pleased with the performance at both of our operating subsidiaries,” said Ronald Valenta, President and Chief Executive Officer of General Finance Corporation.  “Royal Wolf again delivered double digit growth, primarily driven by robust activity across a number of our key end markets, and Pac-Van’s revenues continued to stabilize compared to the prior year.  The increased leasing revenue during the quarter reflects the investment in our container fleet and we intend to continue investing in containers at both venues in order to increase market penetration and leverage the attractive returns of this asset class.  Our outlook for the second half of the fiscal year remains positive.”

Second Quarter 2012 Operating Summary

Royal Wolf
Royal Wolf’s revenues for the second quarter of fiscal year 2012 totaled $33.6 million, compared with $30.1 million for the second quarter of fiscal year 2011, an increase of 12%. The increase in revenues was driven by growth in the mining, construction and manufacturing markets in Australia and the construction market in Christchurch, New Zealand. On a local currency basis, revenues increased by 9% in Australian dollars. Adjusted EBITDA for the second quarter of fiscal year 2012 was $8.3 million, compared with $7.2 million for the year-ago quarter, an increase of 15%.

Pac-Van
Pac-Van’s revenues for the second quarter of fiscal year 2012 totaled $14.5 million, compared with $14.8 million for the second quarter of fiscal year 2011, and adjusted EBITDA for the second quarter of fiscal year 2012 was $2.7 million, compared with $2.9 million for the year-ago quarter. Pac-Van’s $0.8 million increase in leasing revenues to $10.0 million in the quarter from $9.2 million in the year-ago quarter was offset by a decline in sales revenues. Adjusted EBITDA declined slightly in the quarter as improved results in the construction-related markets were more than offset by weaker results in the education sector.

Balance Sheet Overview

At December 31, 2011, General Finance had total debt of $151.1 million, compared with $136.6 million at June 30, 2011, and cash and cash equivalents of $6.2 million, compared with $6.6 million at June 30, 2011, respectively. During the first six months of fiscal year 2012, the Company generated free cash flow before net fleet expenditures and business acquisitions of $13.4 million, compared with $10.7 million for the six months of fiscal year 2011. Total net fleet expenditures for the first six months of fiscal year 2012, which includes increases in inventory, were $30.0 million, compared with $11.0 million in the year-ago period.

Inventories were $35.3 million at December 31, 2011, an increase from $20.9 million at June 30, 2011. Days sales outstanding in trade receivables at December 31, 2011 were 41 and 59 days for Royal Wolf and Pac-Van, respectively, compared to 42 and 49 days, respectively, at June 30, 2011.

General Finance Corporation

As of December 31, 2011, General Finance owned 50.2 million shares of Royal Wolf, or 50.005% of total shares outstanding.  The value of these shares was approximately $107.2 million, or $4.87 per issued and outstanding GFN common share, based on Royal Wolf’s December 31, 2011 closing price of A$2.10 and an AUD/USD exchange rate of 1.0176.

Outlook

Management continues to expect Royal Wolf revenues and EBITDA to grow in fiscal 2012 based on the forecasts provided in the Royal Wolf IPO prospectus calling for revenues in excess of A$135 million and EBITDA of over A$35 million, and average fleet utilization is expected to remain at or above 85%.

Management expects Pac-Van revenues and adjusted EBITDA to be relatively flat to a slight improvement in fiscal 2012 compared with fiscal 2011.  Average fleet utilization is expected to increase moderately with the storage and office container product lines experiencing continued utilization in excess of 80%.

Conference Call Details

Management will host a conference call today at 7:00 a.m. PST (10:00 a.m. EST), to discuss the Company’s operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 45033721. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at http://www.generalfinance.com.

A replay of the conference call may be accessed through February 17, 2012 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID 45033721. After the replay has expired, interested parties can listen to the conference call via webcast in the “Investor Relations” section of the Company’s website at http://www.generalfinance.com.

About General Finance Corporation

General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a holding company headquartered in Pasadena, California that acquires, operates and enhances value for businesses in the mobile storage container and modular space (“portable services”) industries.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s two principal subsidiaries are majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in the Asia-Pacific regions of Australia and New Zealand, and wholly-owned Pac-Van, Inc. (www.pacvan.com), a prominent regional provider of portable storage and office containers, mobile offices and modular buildings in the United States.  Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

General Finance Corporation

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, market interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian or New Zealand dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian mining industry or the U.S. construction industry or a write-off of all or a part of our goodwill and intangible assets. These involve risks and uncertainties that could cause actual outcomes and results to differ materially from those described in forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
310-478-2700 ext. 29

-Financial Tables to Follow-

General Finance Corporation

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended December 31,		Six Months Ended December 31,
	2010	2011	2010	2011

Revenues
Sales	$22,161	$22,935	$45,550	$51,144
Leasing	22,736	25,172	42,812	49,756
	44,897	48,107	88,362	100,900

Costs and expenses
Cost of sales (exclusive of the items shown separately below)	16,646	16,756	34,256	37,233
Direct costs of leasing operations	8,469	9,444	15,967	18,732
Selling and general expenses	10,577	11,802	20,592	23,615
Depreciation and amortization	4,860	4,682	9,532	9,240

Operating income	4,345	5,423	8,015	12,080

Interest income	125	33	230	128
Interest expense	(4,351)	(2,888)	(8,632)	(6,290)
Foreign currency exchange gain (loss) and other	2,038	(764)	4,465	323
	(2,188)	(3,619)	(3,937)	(5,839)

Income before provision for income taxes	2,157	1,804	4,078	6,241

Provision for income taxes	815	686	1,541	2,372

Net income	1,342	1,118	2,537	3,869

Preferred stock dividends	(44)	(44)	(87)	(89)
Noncontrolling interest	(573)	(1,007)	(1,146)	(2,676)

Net income attributable to common stockholders	$725	$67	$1,304	$1,104

Net income per common share:
Basic	$0.03	$0.00	$0.06	$0.05
Diluted	0.03	0.00	0.06	0.05

Weighted average shares outstanding:
Basic	22,013,299	22,013,299	22,013,299	22,013,299
Diluted	22,190,999	22,255,264	22,054,977	22,255,167

General Finance Corporation

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2011	December 31, 2011
		(Unaudited)
Assets
Cash and cash equivalents	$6,574	$6,191
Trade and other receivables, net of allowance for doubtful accounts of $2,381 and $2,410 at June 30, 2011 and December 31, 2011, respectively	30,498	28,968
Inventories	20,942	35,269
Prepaid expenses and other	4,503	5,508
Property, plant and equipment, net	12,652	11,926
Lease fleet, net	220,095	228,929
Goodwill	68,948	67,551
Other intangible assets, net	23,358	19,880
Total assets	$387,570	$404,222

Liabilities
Trade payables and accrued liabilities	$32,522	$33,709
Income taxes payable	440	189
Unearned revenue and advance payments	10,292	10,415
Senior and other debt	136,589	151,066
Deferred tax liabilities	15,835	18,127
Total liabilities	195,678	213,506

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 26,000 shares issued and outstanding (in series) and liquidation value of $1,440 at June 30, 2011 and December 31, 2011	1,395	1,395
Common stock, $.0001 par value: 100,000,000 shares authorized; 22,013,299 shares outstanding at June 30, 2011 and December 31, 2011	2	2
Additional paid-in capital	112,278	112,552
Accumulated other comprehensive income	4,904	4,668
Accumulated deficit	(25,490)	(24,297)
Total General Finance Corporation stockholders’ equity	93,089	94,320
Equity of noncontrolling interests	98,803	96,396
Total equity	191,892	190,716
Total liabilities and equity	$387,570	$404,222

General Finance Corporation

Explanation and Use of Non-GAAP Financial Measures

Adjusted earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) is a non-U.S. GAAP measure. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations. You are encouraged to evaluate each adjustment and whether you consider each to be appropriate. In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of our adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or to reduce our indebtedness. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following table shows our adjusted EBITDA and the reconciliation from net income (in thousands):

	Quarter Ended December 31,		Six Months Ended December 31,
	2010	2011	2010	2011
Net income	$1,342	$1,118	$2,537	$3,869
Add (deduct) —
Provision for income taxes	815	686	1,541	2,372
Foreign currency exchange (gain) loss and other	(2,038)	764	(4,465)	(323)
Interest expense	4,351	2,888	8,632	6,290
Interest income	(125)	(33)	(230)	(128)
Depreciation and amortization	4,860	4,682	9,532	9,240
Share-based compensation expense	196	213	369	420
Adjusted EBITDA	$9,401	$10,318	$17,916	$21,740

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